Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2010 SECOND QUARTER RESULTS

Salt Lake City, Utah, December 17, 2009: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2010 second quarter and six months ended November 30, 2009.

For the second quarter, Schiff Nutrition’s net sales were $53.8 million, compared to $47.3 million for the same period in fiscal 2009.  For its fiscal 2010 second quarter, Schiff Nutrition reported net income of $5.9 million, or $0.20 per diluted share.  This compares to fiscal 2009 second quarter net income of $2.9 million, or $0.10 per diluted share.

For the six months ended November 30, 2009, Schiff Nutrition’s net sales were $102.3 million, compared to $95.1 million for the same period in fiscal 2009.  For the first six months of fiscal 2010, Schiff Nutrition reported net income of $10.3 million, or $0.36 per diluted share.  This compares to $6.2 million, or $0.22 per diluted share, for the same period a year ago.

Bruce Wood, president and chief executive officer, stated, “We were very encouraged with our second quarter results. Overall net sales increased nearly 14% in the fiscal 2010 second quarter versus the prior year period, driven by a solid performance on our branded business, coupled with an increase on private label business.  At the same time, we experienced significant improvement in both our gross margin and operating margin percentage for our fiscal 2010 second quarter, as compared to the prior year quarter.  We continued to generate positive cash flows during the quarter, adding to our already strong financial position.”

Wood added, “We were pleased with the sales performance of our flagship Move Free® brand, and our MegaRed® krill oil product delivered particularly strong growth.  In addition, we continue to invest in other organic growth initiatives, and we continue to explore acquisition opportunities.  Competitive conditions remain intense, particularly in the joint care category, but we remain confident about our near and long-term prospects.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, December 17 at 11 a.m. ET.  The U.S. domestic access number is 866-730-5769. International participants should dial 857-350-1593. The participant pass code is 87238517. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press_conference_calls.asp, and the webcast will be available through January 7, 2010.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers; enter access code 21532194. The telephone replay will be available through December 22, 2009.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world. To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced and MegaRed, the inability to gain or maintain market distribution for MegaRed, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing, availability (particularly relating to the limited number of krill oil suppliers) and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China), the mix between branded and private label products, the inability to grow and/or maintain branded and private label sales, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding our products or other nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and challenges to marketing, advertising or product claims, the inability or increased cost to comply with or maintain new good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, adverse publicity regarding nutritional supplements and/or their ingredients, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov). These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended November 30,		Six Months Ended November 30,
	2009	2008	2009	2008

Net sales	$53,754	$47,293	$102,319	$95,083
Cost of goods sold	29,519	29,690	58,922	59,602

Gross profit	24,235	17,603	43,397	35,481
Operating expenses:
Selling and marketing	8,825	8,412	15,459	16,545
Other operating expenses	5,940	4,729	11,442	9,455
Total operating expenses	14,765	13,141	26,901	26,000

Income from operations	9,470	4,462	16,496	9,481
Other income (expense), net	(81)	260	(45)	539

Income before income taxes	9,389	4,722	16,451	10,020
Income tax expense	3,506	1,810	6,177	3,859

Net income	$5,883	$2,912	$10,274	$6,161

Weighted average common shares outstanding - diluted	28,838	28,629	28,785	28,649

Net income per share - diluted	$0.20	$0.10	$0.36	$0.22

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	November 30,	May 31,
	2009	2009
	(unaudited)

Cash and cash equivalents	$46,533	$52,648
Available-for-sale securities	7,970	4,241
Receivables, net	23,995	20,716
Inventories	32,516	30,024
Other current assets	3,987	3,620

Total current assets	115,001	111,249

Property and equipment, net	14,146	13,920

Other assets, net	6,205	5,028

Total assets	$135,352	$130,197

Current liabilities	$26,097	$19,034

Long-term liabilities	3,070	1,470

Stockholders’ equity	106,185	109,693

Total liabilities & stockholders’ equity	$135,352	$130,197

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